Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	For the Nine Months Ended September 30,				For the Years Ended December 31,
	2009		2008		2008		2007		2006		2005		2004
	(Dollars in millions)
Earnings:
Income before income taxes	$829		$1,747		$2,079		$2,582		$2,478		$2,471		$2,323
Plus:
Fixed charges	1,711		2,345		3,044		4,068		3,233		2,029		1,232
Less:
Dividends/accretion on preferred stock	124		—		21		—		—		—		—
Noncontrolling interest	15		8		10		12		5		4		1
Capitalized interest	—		1		2		4		2		1		—

Earnings, including interest on deposits	2,401		4,083		5,090		6,634		5,704		4,495		3,554

Less:
Interest on deposits	977		1,468		1,891		2,620		2,137		1,252		730

Earnings, excluding interest on deposits	$1,424		$2,615		$3,199		$4,014		$3,567		$3,243		$2,824

Fixed charges:
Interest expense	$1,543		$2,305		$2,969		$4,014		$3,185		$1,981		$1,199
Capitalized interest	—		1		2		4		2		1		—
Interest portion of rent expense	44		39		52		50		46		47		33
Dividends/accretion on preferred stock	124		—		21		—		—		—		—

Total fixed charges	1,711		2,345		3,044		4,068		3,233		2,029		1,232

Less:
Interest on deposits	977		1,468		1,891		2,620		2,137		1,252		730

Total fixed charges excluding interest on deposits	$734		$877		$1,153		$1,448		$1,096		$777		$502

Earnings to fixed charges:
Including interest on deposits	1.40	x	1.74	x	1.67	x	1.63	x	1.76	x	2.22	x	2.88	x

Excluding interest on deposits	1.94	x	2.98	x	2.77	x	2.77	x	3.25	x	4.17	x	5.62	x